Form U-13-60
                    Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT


                                 FOR THE PERIOD


        Beginning   January 1, 2001   and Ending   December 31, 2001
                 ---------------------          -----------------------


                                     TO THE


                    U.S. SECURITIES AND EXCHANGE COMMISSION


                                       OF


                               GPU SERVICE, INC.
          ----------------------------------------------------------
                        (Exact Name of Reporting Company)


      A                    Subsidiary                    Service Company
       --------------------------------------------------
                  ("Mutual" or "Subsidiary")


                     Date of Incorporation April 30, 1970
                                           --------------
            If not Incorporated, Date of Organization
                                                      -------------


State or Sovereign Power under which Incorporated or Organized Pennsylvania
                                                               ------------


Location of Principal Executive Offices of Reporting Company:

                    76 South Main Street, Akron, OH  44308
                    --------------------------------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                                                          310 Madison Avenue
P. R. Chatman           Assistant Controller             Morristown, NJ  07962
------------------------------------------------------------------------------
     (Name)                   (Title)                          (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting
Company:

                       FirstEnergy Corp. (File No. 049-00055)
-----------------------------------------------------------------------------

                                                                              1
                     INSTRUCTIONS FOR USE OF FORM U-13-60

    1. Time of Filing. - Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

    2. Number of Copies. - Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

    3. Period Covered by Report. - The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

    4. Report Format. - Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

    5. Money Amounts Displayed. - All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (S210.3-01(b)).

    6. Deficits Displayed. - Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, S210.3-01(c))

    7. Major Amendments or Corrections. - Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

    8.  Definitions.  - Definitions contained in Instruction 01-8 to the Uniform
System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

    9. Organization Chart. - The service company shall submit with each annual report a copy of its current organization chart.

   10. Methods of Allocation. - The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

   11. Annual Statement of Compensation for Use of Capital Billed. - The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

                                                                              2
-------------------------------------------------------------------------------
  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                        Page
  ---------------------------------------------                       Number
------------------------------------------------------------------------------
  Description of Schedules and Accounts         Schedule or Account
                                                      Number
------------------------------------------------------------------------------

  COMPARATIVE BALANCE SHEET                           Schedule I        4-5
  -------------------------
      SERVICE COMPANY PROPERTY                        Schedule II       6-7
      ACCUMULATED PROVISION FOR DEPRECIATION AND
      AMORTIZATION OF SERVICE COMPANY PROPERTY        Schedule III       8
      INVESTMENTS                                     Schedule IV        9
      ACCOUNTS RECEIVABLE FROM ASSOCIATE
      COMPANIES                                       Schedule V       10-10C
      FUEL STOCK EXPENSES UNDISTRIBUTED               Schedule VI       11
      STORES EXPENSE UNDISTRIBUTED                    Schedule VII      12
      MISCELLANEOUS CURRENT AND ACCRUED ASSETS        Schedule VIII     13
      MISCELLANEOUS DEFERRED DEBITS                   Schedule IX       14
      RESEARCH, DEVELOPMENT, OR DEMONSTRATION
      EXPENDITURES                                    Schedule X        15
      PROPRIETARY CAPITAL                             Schedule XI       16
      LONG-TERM DEBT                                  Schedule XII      17
      CURRENT AND ACCRUED LIABILITIES                 Schedule XIII     18
      NOTES TO FINANCIAL STATEMENTS                   Schedule XIV      19

  COMPARATIVE INCOME STATEMENT                        Schedule XV       20
  ----------------------------
      ANALYSIS OF BILLING --ASSOCIATE COMPANIES       Account 457       21
      ANALYSIS OF BILLING --NONASSOCIATE COMPANIES    Account 458       22
      ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE
      AND NONASSOCIATE COMPANIES                      Schedule XVI      23
      SCHEDULE OF EXPENSE BY DEPARTMENT OR
      SERVICE FUNCTION                                Schedule XVII    24-25B
      DEPARTMENTAL ANALYSIS OF SALARIES               Account 920       26
      OUTSIDE SERVICES EMPLOYED                       Account 923      27-27G
      EMPLOYEE PENSIONS AND BENEFITS                  Account 926       28
      GENERAL ADVERTISING EXPENSES                    Account 930.1    29-29A
      MISCELLANEOUS GENERAL EXPENSES                  Account 930.2     30
      RENTS                                           Account 931       31
      TAXES OTHER THAN INCOME TAXES                   Account 408       32
      DONATIONS                                       Account 426.1     33
      OTHER DEDUCTIONS                                Account 426.5     34
      NOTES TO STATEMENT OF INCOME                    Schedule XVIII    35

------------------------------------------------------------------------------

                                                                             3
------------------------------------------------------------------------------

  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
  --------------------------------------------                         Page
                                                                      Number
------------------------------------------------------------------------------

Description of Reports or Statements
------------------------------------------------------------------------------

  ORGANIZATION CHART                                                   36-36A
  ------------------




  METHODS OF ALLOCATION                                                  37
  ---------------------




  ANNUAL STATEMENT OF COMPENSATION FOR USE                               38
  ----------------------------------------
  OF CAPITAL BILLED
  -----------------




  VENTURE DISCLOSURES                                                    39
  -------------------








  NOTE: Dollar figures in this report are shown in thousands unless otherwise noted.

                                                                              4
                       ANNUAL REPORT OF GPU SERVICE, INC.

-----------------------------------------------------------------------------

                    SCHEDULE I - COMPARATIVE BALANCE SHEET

Give balance sheet of the Company as of December 31 of the current and prior year.

-----------------------------------------------------------------------------
ACCOUNT            ASSETS AND OTHER DEBITS                 As of December 31
------------------------------------------              ---------------------
                                                          CURRENT      PRIOR
                                                        -----------  --------
  SERVICE COMPANY PROPERTY
  ------------------------

101   Service Company property (Schedule II)            $  75,422   $  72,993
107   Construction work in progress (Schedule II)               -           -
                                                          -------     -------
            Total Property                                 75,422      72,993

108   Less accumulated provision for depreciation
      and amortization of service company
      property (Schedule III)                              53,359      28,409
                                                          -------     -------

            Net Service Company Property                   22,063      44,584
                                                          -------     -------

  INVESTMENTS
  -----------

123   Investments in associate companies (Schedule IV)          -           -
124   Other investments (Schedule IV)                      24,925      45,122
                                                          -------     -------
            Total Investments                              24,925      45,122
                                                          -------     -------

  CURRENT AND ACCRUED ASSETS
  --------------------------

131   Cash                                                 35,822       4,954
134   Special deposits                                        742         274
135   Working funds                                           791         745
136   Temporary cash investments (Schedule IV)                  -           -
141   Notes receivable                                          -           -
143   Accounts receivable                                   5,677      17,927
144   Accumulated provision for uncollectible accounts       (214)        -
146   Accounts receivable from associate
      companies (Schedule V)                              337,207     106,518
152   Fuel stock expenses undistributed (Schedule VI)           -           -
154   Materials and supplies                               59,872      58,943
163   Stores expense undistributed (Schedule VII)               -           -
165   Prepayments                                          72,468      25,520
171   Interest Receivable                                       -           -
174   Miscellaneous current and accrued
      assets (Schedule VIII)                                    -           -
                                                          -------     -------
            Total Current and Accrued Assets              512,365     214,881
                                                          -------     -------

  DEFERRED DEBITS
  ---------------

181   Unamortized debt expense                                 85           3
184   Clearing accounts                                      (359)      1,040
186   Miscellaneous deferred debits (Schedule IX)             812       4,152
188   Research, development, or demonstration
      expenditures (Schedule X)                                 -           -
190   Accumulated deferred income taxes                    95,439     100,069
                                                          -------     -------
            Total Deferred Debits                          95,977     105,264
                                                          -------     -------

            TOTAL ASSETS AND OTHER DEBITS                $655,330    $409,851
                                                          =======     =======

                                                                              5
                       ANNUAL REPORT OF GPU SERVICE, INC.

------------------------------------------------------------------------------

                    SCHEDULE I - COMPARATIVE BALANCE SHEET

------------------------------------------------------------------------------

ACCOUNT         LIABILITIES AND PROPRIETARY CAPITAL       As of December 31
---------------------------------------------------      --------------------
                                                        CURRENT      PRIOR
                                                        --------     ------
 PROPRIETARY CAPITAL

201    Common stock issued (Schedule XI)                 $    100  $     50
211    Miscellaneous paid-in-capital (Schedule XI)              -         -
215    Retained earnings / Accumulated other
       comprehensive income /(loss) (Schedule XI)               -    (1,862)
216    Unappropriated retained earnings (Schedule XI)           -         -
                                                          -------   -------
            Total Proprietary Capital                         100    (1,812)
                                                          -------   -------


 LONG-TERM DEBT

223    Advances from associate companies (Schedule XII)    48,266    48,266
224    Other long-term debt  (Schedule XII)                     -    22,000
225    Unamortized premium on long-term debt                    -         -
226    Unamortized discount on long-term debt-debit             -         -
                                                          -------   -------
            Total Long-term Debt                           48,266    70,266
                                                          -------   -------

 CURRENT AND ACCRUED LIABILITIES

231    Notes payable                                            -         -
232    Accounts payable                                    70,838   110,946
233    Notes payable to associate
       companies (Schedule XIII)                                -         -
234    Accounts payable to associate
       companies (Schedule XIII)                           22,594         -
236    Taxes accrued                                          958         -
237    Interest accrued                                       948       178
238    Dividends declared                                       -         -
241    Tax collections payable                                889       498
242    Miscellaneous current and accrued
       liabilities (Schedule XIII)                        222,866    58,515
                                                          -------   -------
            Total Current and Accrued Liabilities         319,093   170,137
                                                          -------   -------

 DEFERRED CREDITS

253    Other deferred credits                             287,871   154,902
255    Accumulated deferred investment tax credits              -         -
                                                          -------   -------
            Total Deferred Credits                        287,871   154,902
                                                          -------   -------

282    ACCUMULATED DEFERRED INCOME TAXES                             16,358
       ---------------------------------                  -------   -------

            TOTAL LIABILITIES AND PROPRIETARY            $665,330  $409,851
                                                          =======   =======
            CAPITAL

                                                                              6
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                    SCHEDULE II - SERVICE COMPANY PROPERTY

--------------------------------------------------------------------------------
                        BALANCE AT        RETIREMENTS    OTHER    BALANCE AT
                        BEGINNING ADDITIONS    OR      CHANGES 1/  CLOSE OF
                                                               -
      DESCRIPTION        OF YEAR             SALES                   YEAR
-----------------------------------------------------------------------------

SERVICE COMPANY PROPERTY

Account

301   ORGANIZATION        $    49 $     -    $     -     $     -    $    49

303   MISCELLANEOUS
      INTANGIBLE PLANT        780   1,968          -           -      2,748

304   LAND & LAND RIGHT       320       -          -           -        320

305   STRUCTURES AND
      IMPROVEMENTS         38,600       -          -           -     38,600

306   LEASEHOLD
      IMPROVEMENTS              -       -          -           -          -

307   EQUIPMENT 2/         28,547     179          -           -     28,726
                -

308   OFFICE FURNITURE
      AND EQUIPMENT         1,952     131          -          (8)     2,075

309   AUTOMOBILES, OTHER
      VEHICLES AND
      RELATED GARAGE
      EQUIPMENT                 -       -          -           -         -

310   AIRCRAFT AND
      AIRPORT EQUIPMENT         -       -          -                     -

311   OTHER SERVICE
      COMPANY PROPERTY 3/   2,745     151          -           8     2,904
                       -   -----------------------------------------------

      SUB-TOTAL            72,993   2,429          -          -     75,422
                           -----------------------------------------------

107   CONSTRUCTION WORK
      IN PROGRESS 4/            -       -          -          -          -
                  -
     TOTAL                $72,993 $ 2,429    $     -     $     -   $75,422
                           ===============================================

------------------------------------------------------------------------------

1/    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-
      N/A
------------------------------------------------------------------------------

                                                                              7
                             SCHEDULE II - CONTINUED

------------------------------------------------------------------------------

2/ SUBACCOUNTS  ARE  REQUIRED  FOR EACH CLASS OF  EQUIPMENT  OWNED.  THE SERVICE
   COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:

------------------------------------------------------------------------------
                                                                   BALANCE AT
                 SUBACCOUNT DESCRIPTION               ADDITIONS     CLOSE OF
                                                                      YEAR
------------------------------------------------------------------------------

   COMMUNICATIONS EQUIPMENT (MICROWAVE & TELEPHONE)   $     -      $ 2,239

   DATA PROCESSING EQUIPMENT                                -       19,853

   DISPATCHING EQUIPMENT                                    -          811

   LOAD RESEARCH EQUIPMENT                                  -            -

   MISCELLANEOUS EQUIPMENT                                  -           39

   PERSONAL COMPUTER                                      179        5,784











                                            TOTAL     $   179      $28,726
                                                       ======       ======

------------------------------------------------------------------------------

3/ DESCRIBE OTHER SERVICE COMPANY PROPERTY:
-

   Photographic, Mailing Equipment, HVA System, Security System


------------------------------------------------------------------------------

4/ DESCRIBE CONSTRUCTION WORK IN PROGRESS:
-
     N/A


------------------------------------------------------------------------------

                                                                              8
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                              SCHEDULE III

                  ACCUMULATED PROVISION FOR DEPRECIATION AND
                   AMORTIZATION OF SERVICE COMPANY PROPERTY

------------------------------------------------------------------------------
                     BALANCE AT  ADDITIONS                          BALANCE AT
                     BEGINNING   CHARGED              OTHER CHANGES  CLOSE OF
DESCRIPTION          OF YEAR        TO    RETIREMENTS ADD (DEDUCT)1/   YEAR
                                ACCOUNT 403                       -
-----------------------------------------------------------------------------

Account

301  ORGANIZATION       $     -    $    -    $    -        $     -   $     -

303  MISCELLANEOUS
     INTANGIBLE PLANT       187       345         -            155       687

304  LAND & LAND RIGHTS       -         -         -              -         -

305  STRUCTURES AND
     IMPROVEMENTS        13,637     1,041         -         19,111    33,789

306  LEASEHOLD
     IMPROVEMENTS             -         -         -              -         -

307  EQUIPMENT           12,858     4,017         -              -    16,875

308  OFFICE FURNITURE
     AND FIXTURES         1,075       169         -              6     1,250

309  AUTOMOBILES, OTHER
     VEHICLES AND
     RELATED GARAGE
     EQUIPMENT                -         -         -              -         -

310  AIRCRAFT AND
     AIRPORT EQUIPMENT        -         -         -              -         -

311  OTHER SERVICE
     COMPANY PROPERTY       652       112         -             (6)      758





                         ------     -----     ------        ------    ------
                        $28,409    $5,684    $    -        $19,266   $53,359
                         ======     =====     ======        ======    ======

------------------------------------------------------------------------------
1/    PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-
           N/A

------------------------------------------------------------------------------

                                                                              9
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                            SCHEDULE IV - INVESTMENTS

------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule concerning investments.

                Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

                Under Account 136, "Temporary Cash Investments", list each investment separately.
------------------------------------------------------------------------------
                                                    BALANCE AT    BALANCE AT
         DESCRIPTION                                 BEGINNING    CLOSE OF
                                                      OF YEAR        YEAR
-----------------------------------------------------------------------------


ACCOUNT 123-INVESTMENT IN ASSOCIATE COMPANIES


              NONE




ACCOUNT 124 - OTHER INVESTMENTS


         COMPANY OWNED LIFE INSURANCE -
           CASH SURRENDER VALUE                         $31,155     $ 8,582


         RABBI TRUST                                     11,653      13,935


         HEALTH CARE RESERVE                              2,314       2,408



ACCOUNT 136 - TEMPORARY CASH INVESTMENTS


         NONE



         TOTAL                                          $45,122     $24,925
                                                         ======      ======

------------------------------------------------------------------------------

                                                                             10
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

------------------------------------------------------------------------------

INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
------------------------------------------------------------------------------
                                                     BALANCE AT   BALANCE AT
         DESCRIPTION                                 BEGINNING    CLOSE OF
                                                      OF YEAR       YEAR
------------------------------------------------------------------------------

ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE
     COMPANIES


     GPU, INC.                                        $27,854     $      -
     GPU NUCLEAR, INC.                                  1,956            -
     GPU ADVANCED RESOURCES, INC.                          41           96
     GPU TELCOM SERVICES, INC.                          1,726            -
     JERSEY CENTRAL POWER & LIGHT COMPANY              25,869      163,120
     METROPOLITAN EDISON COMPANY                       42,126       62,071
     PENNSYLVANIA ELECTRIC COMPANY                      5,920      110,147
     MYR GROUP, INC.                                      545          173
     GPU POWER, INC.                                        -          593
     GPU CAPITAL, INC.                                    481          377
     GPU DIVERSIFIED HOLDINGS LLC                           -           13
     FIRSTENERGY SERVICE CO.                                -          593
     OHIO EDISON COMPANY                                    -           23
     FIRSTENERGY SOLUTIONS CORP.                            -            1
                                                       -------     -------
                                      TOTAL           $106,518    $337,207
                                                       =======     =======

------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                 TOTAL
                                                                  PAYMENTS
                                                                  --------

     INTERCHANGE TRANSACTIONS
     ------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 402,342
     METROPOLITAN EDISON COMPANY                                    152,816
     PENNSYLVANIA ELECTRIC COMPANY                                  219,981

                                                                            10A
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

------------------------------------------------------------------------------

INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):          TOTAL
                                                                    PAYMENTS
                                                                    --------

     OUTSIDE SERVICES EMPLOYED - OTHER
     ---------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 74,852
     METROPOLITAN EDISON COMPANY                                    32,696
     PENNSYLVANIA ELECTRIC COMPANY                                  27,669
     GPU, INC.                                                         632

     OUTSIDE SERVICES EMPLOYED - LEGAL
     ---------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  5,562
     METROPOLITAN EDISON COMPANY                                     1,300
     PENNSYLVANIA ELECTRIC COMPANY                                   1,805

     OUTSIDE SERVICES EMPLOYED - TREE TRIMMING
     -----------------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 14,818
     METROPOLITAN EDISON COMPANY                                     7,894
     PENNSYLVANIA ELECTRIC COMPANY                                   9,605

     OUTSIDE DIRECTOR COSTS
     ----------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $      -
     METROPOLITAN EDISON COMPANY                                         -
     PENNSYLVANIA ELECTRIC COMPANY                                       -
     GPU, INC.                                                         416

     MATERIALS AND SUPPLIES
     ----------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 30,245
     METROPOLITAN EDISON COMPANY                                    11,990
     PENNSYLVANIA ELECTRIC COMPANY                                  11,449

     LEASE/RENTAL PAYMENTS
     ---------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $ 26,860
     METROPOLITAN EDISON COMPANY                                    12,180
     PENNSYLVANIA ELECTRIC COMPANY                                   8,876

     COMPUTER HARDWARE, SOFTWARE & SUPPLIES
     --------------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  5,428
     METROPOLITAN EDISON COMPANY                                     3,740
     PENNSYLVANIA ELECTRIC COMPANY                                   3,078

                                                                           10B
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
------------------------------------------------------------------------------

INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):          TOTAL
                                                                    PAYMENTS
                                                                    --------

     TELECOMMUNICATIONS EQUIPMENT & SERVICES
     ---------------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  4,441
     METROPOLITAN EDISON COMPANY                                     2,535
     PENNSYLVANIA ELECTRIC COMPANY                                   2,855

     ADVERTISING
     -----------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  4,087
     METROPOLITAN EDISON COMPANY                                       336
     PENNSYLVANIA ELECTRIC COMPANY                                     283

     BANK FEES
     ---------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $    475
     METROPOLITAN EDISON COMPANY                                       301
     PENNSYLVANIA ELECTRIC COMPANY                                     337

     LICENSES, PERMITS AND REGULATIONS
     ---------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  1,401
     METROPOLITAN EDISON COMPANY                                       379
     PENNSYLVANIA ELECTRIC COMPANY                                   1,478

     CUSTOMER REBATES/INCENTIVES
     ---------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  6,220
     METROPOLITAN EDISON COMPANY                                         -
     PENNSYLVANIA ELECTRIC COMPANY                                       -

     INTEREST EXPENSES
     -----------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $241,927
     METROPOLITAN EDISON COMPANY                                    88,501
     PENNSYLVANIA ELECTRIC COMPANY                                  36,568

                                                                            10C
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

------------------------------------------------------------------------------

INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):        TOTAL
                                                                  PAYMENTS
                                                                  --------

     DIVIDENDS
     ---------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $175,000
     METROPOLITAN EDISON COMPANY                                    65,000
     PENNSYLVANIA ELECTRIC COMPANY                                       -
     GPU, INC.                                                     195,382

     LEGAL SETTLEMENT
     ----------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $    774
     METROPOLITAN EDISON COMPANY                                       253
     PENNSYLVANIA ELECTRIC COMPANY                                     603

     UNCOLLECTIBLE ACCOUNTS
     ----------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $      -
     METROPOLITAN EDISON COMPANY                                       460
     PENNSYLVANIA ELECTRIC COMPANY                                     613

     POSTAGE
     -------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $  3,572
     METROPOLITAN EDISON COMPANY                                     1,741
     PENNSYLVANIA ELECTRIC COMPANY                                   1,939

     MISCELLANEOUS CUSTOMER EXPENSES
     -------------------------------
     JERSEY CENTRAL POWER & LIGHT COMPANY                         $    901
     METROPOLITAN EDISON COMPANY                                     3,777
     PENNSYLVANIA ELECTRIC COMPANY                                   3,628


                                                                 ----------
                                               TOTAL PAYMENTS   $1,911,929
                                                                 ==========

                                                                             11
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED
------------------------------------------------------------------------------

INSTRUCTIONS:   Report the amount of labor and expenses incurred with respect to
                fuel  stock  expenses   during  the  year  and  indicate  amount
                attributable to each associate company. Under the section headed
                "Summary"  listed  below  give an  overall  report  of the  fuel functions performed by the service company.
------------------------------------------------------------------------------

         DESCRIPTION                            LABOR     EXPENSES     TOTAL
------------------------------------------------------------------------------

ACCOUNT 152 -FUEL STOCK EXPENSES UNDISTRIBUTED


              NONE





                                                 -----       -----      -----
                                  TOTAL            -           -          -
                                                 =====       =====      =====

------------------------------------------------------------------------------

SUMMARY:





------------------------------------------------------------------------------

                                                                             12
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                  SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

------------------------------------------------------------------------------

INSTRUCTIONS:  Report the amount of labor and expenses  incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

------------------------------------------------------------------------------

      DESCRIPTION                               LABOR       EXPENSES   TOTAL

------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED



               None




                                                 -----       -----      -----
                                  TOTAL         $  -        $  -       $  -
                                                 =====       =====      =====


------------------------------------------------------------------------------

                                                                             13
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                                  SCHEDULE VIII

                   MISCELLANEOUS CURRENT AND ACCRUED ASSETS

------------------------------------------------------------------------------

INSTRUCTIONS:  Provide detail of items in this account.  Items less than
               $10,000 may be grouped, showing the number of items in each group.
------------------------------------------------------------------------------
                                                      BALANCE AT   BALANCE AT
      DESCRIPTION                                     BEGINNING      CLOSE OF
                                                       OF YEAR        YEAR
------------------------------------------------------------------------------

ACCOUNT 174 -  MISCELLANEOUS CURRENT AND ACCRUED
               ASSETS


               NONE






                                                         ------       ------
                                      TOTAL                 -            -
                                                         ======       ======

------------------------------------------------------------------------------

                                                                             14
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                  SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

------------------------------------------------------------------------------

INSTRUCTIONS:  Provide detail of items in this account.  Items less than
               $10,000 may be grouped by class showing the number of items in each class.
------------------------------------------------------------------------------
                                                   BALANCE AT    BALANCE AT
               DESCRIPTION                         BEGINNING      CLOSE OF
                                                    OF YEAR
------------------------------------------------------------------------------
YEAR

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS


     Stock Plan                                      $1,767      $   281

     Procurement Cards                                  469         (453)

     Unclassified Charges by Associates                 (56)           -

     Excess Pension Plan Minimum Liability
         Recognition                                  1,506            -

     Misc. Billing Adjustments                          466          984




                                                      -----        -----
                                      TOTAL          $4,152       $  812
                                                      =====        =====



------------------------------------------------------------------------------

                                                                             15
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                                   SCHEDULE X

              RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

------------------------------------------------------------------------------

INSTRUCTIONS:   Provide a description of each material research, development, or demonstration project, which incurred costs by the service corporation during the year.

------------------------------------------------------------------------------

         DESCRIPTION                                               AMOUNT
------------------------------------------------------------------------------

ACCOUNT 188 -   RESEARCH, DEVELOPMENT, OR DEMONSTRATION
                EXPENDITURES

                NONE




                                                                  -------
                                                     TOTAL       $  -
                                                                  =======

------------------------------------------------------------------------------

                                                                                                                                16
                                                ANNUAL REPORT OF GPU SERVICE, INC.

                                               For the Year Ended December 31, 2001

                                         SCHEDULE XI - PROPRIETARY CAPITAL
---------------------------------------------------------------------------------------------------------------------------------
                                              NUMBER OF    PAR OR STATED
ACCOUNT NUMBER             CLASS OF STOCK       SHARES           VALUE            OUTSTANDING CLOSE OF PERIOD
                                                                                 ------------------------------------------------
                                             AUTHORIZED       PER SHARE            NO. OF SHARES      TOTAL AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
     201        COMMON STOCK ISSUED             5,000             $10  *               5,000            $50,000*
(1)  201        COMMON STOCK ISSUED             5,000             $10  *               5,000            $50,000*

                                                                TOTAL                                  $100,000*
                                                                                                        =======
     INSTRUCTIONS:    Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.

                           DESCRIPTION                                                                   AMOUNT
---------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                                                               NONE



ACCOUNT 215 - RETAINED EARNINGS /ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS):
                                                                                                          NONE

---------------------------------------------------------------------------------------------------------------------------------

     INSTRUCTIONS:    Give particulars  concerning net income or (loss) during the year,  distinguishing between compensation for the use of  capital  owed or net  loss  remaining  from  servicing  nonassociates  per the  General
                      Instructions  of the  Uniform  System  of  Accounts.  For  dividends  paid  during  the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                 BALANCE AT       NET INCOME      BALANCE AT
         D E S C R I P T I O N                                BEGINNING              OR            DIVIDENDS       CLOSE OF
                                                              OF YEAR              (LOSS)            PAID            YEAR
---------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS
                           NONE
                                                                 -----             -----              -----          -----
                                             TOTAL              $  -              $  -               $  -           $  -
                                                                 =====             =====              =====          =====
         *  In whole dollars.

        (1) Common Stock of GPU Nuclear



                                                                                                                               17
                                                ANNUAL REPORT OF GPU SERVICE, INC.

                                               For the Year Ended December 31, 2001


                                                   SCHEDULE XII- LONG-TERM DEBT
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes, and advances on open account.
Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For
Account  224 - Other long term debt  provide  the name of  creditor  company or  organization,  terms of the  obligation,  date of maturity, interest rate, and the amount authorized and outstanding.
----------------------------------------------------------------------------------------------------------------------------------

                        TERMS OF OBLIG      DATE                                   BALANCE AT                   1/    BALANCE AT
  NAME OF CREDITOR      CLASS & SERIES       OF       INTEREST       AMOUNT        BEGINNING                    -       CLOSE
                          OBLIGATION      MATURITY      RATE       AUTHORIZED       OF YEAR   ADDITIONS  DEDUCTIONS     OF YEAR
----------------------------------------------------------------------------------------------------------------------------------

* ACCOUNT 223 - ADVANCES FROM ASSOCIATE
                 COMPANIES:

  JERSEY CENTRAL POWER & LIGHT COMPANY                  6.67%                       20,333        -          -          $20,333
  METROPOLITAN EDISON COMPANY                           6.67%                       12,418        -          -           12,418
  PENNSYLVANIA ELECTRIC COMPANY                         6.67%                       15,515        -          -           15,515
                                                                                                                         ------

  TOTAL                                                                                                                 $48,266


*  Prior year balances reclassed from short term to long term


  ACCOUNT 224 - OTHER LONG-TERM DEBT:

                 NONE

----------------------------------------------------------------------------------------------------------------------------------

1/  GIVE AN EXPLANATION OF DEDUCTIONS:
                 NONE

----------------------------------------------------------------------------------------------------------------------------------


                                                                             18
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

------------------------------------------------------------------------------

INSTRUCTIONS:   Provide balance of notes and accounts  payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

------------------------------------------------------------------------------
                                                      BALANCE AT   BALANCE AT
         DESCRIPTION                                  BEGINNING      CLOSE OF
                                                       OF YEAR        YEAR
------------------------------------------------------------------------------

ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES8*
     JERSEY CENTRAL POWER & LIGHT COMPANY              $      - *    $     -
     METROPOLITAN EDISON COMPANY                              -            -
     PENNSYLVANIA ELECTRIC COMPANY                            -            -
                                                         ------       ------
                                          TOTAL        $      -      $     -
                                                         ======       ======

*  Prior year balances reclassed from short term to long term

------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE

   FIRSTENERGY CORP.                                    $     -      $22,522
   GPU TELCOM SERVICES, INC.                                              72
                                                        $
                                                         ------       ------
                                          TOTAL         $     -      $22,594
                                                         ======       ======

------------------------------------------------------------------------------

ACCOUNT 242 -MISCELLANEOUS CURRENT AND ACCRUED
              LIABILITIES

ACCRUALS
           - EMPLOYEE HEALTHCARE AND
              OTHER BENEFITS                            $ 1,578     $ 3,769
           - INTERCHANGE POWER                              (75)        (35)
           - INCENTIVE COMPENSATION                       9,461      32,045
           - OFFICERS' DEFERRED COMPENSATION
              AND COMPANY OWNED LIFE INSURANCE            9,559       7,893
           - WORKER'S COMPENSATION                           96         231
           - VACATION                                    31,606      33,199
           - SICK LEAVE                                   6,168       6,229
           - BIWEEKLY PAYROLL ACCRUAL                         -       9,906
           - SEVERENCE WAGES                                  -     129,011
           - OTHER                                          122         618
                                                        -------     -------
                                           TOTAL       $ 58,515    $222,866
                                                        =======     =======

------------------------------------------------------------------------------

                                                                             19
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                                  SCHEDULE XIV

                          NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for  important  notes  regarding  the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

------------------------------------------------------------------------------

      On November 7, 2001, FirstEnergy Corp. (FirstEnergy), an Ohio corporation, merged with GPU, Inc. (GPU), a registered holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). FirstEnergy is the surviving company in the merger. Upon completion of the merger on November 7, 2001, FirstEnergy filed with the SEC a Notification of Registration on Form U-5A, thereby registering as a holding company pursuant to the provisions of Section 5(a) under the 1935 Act. As a part of the Merger, GPU Service, Inc. (GPUS) became a subsidiary of FirstEnergy.

      FirstEnergy currently anticipates that all of the service functions of FirstEnergy and of GPUS will be transferred to a new service company for the FirstEnergy system in 2003. In the interim, GPUS will function as it has in the past in accordance with Commission approvals.

      GPUS has been performing expanded services on behalf of Jersey Central Power & Light Company, Metropolitan Edison Company, and Pennsylvania Electric Company (GPU Energy companies), effective January 1, 1999. For this purpose, GPUS has created an Operations Division, which includes substantially all of the employees of the GPU Energy companies who were transferred to GPUS. The Operations Division was further reorganized in 2001 to a regional based organization. The personnel involved in corporate, treasury, legal, accounting and certain other functions up to the merger, performed services in what was known as the Governance Division within GPUS. Subsequent to the merger, several of the functions within the Governance Division were transferred to FirstEenrgy. The purchasing and inventory functions for the transmission and distribution business were also assumed by GPUS, such that equipment and materials are acquired and inventoried by GPUS and sold to the appropriate GPU Energy company, at cost, as and when needed.

      GPU Nuclear, Inc. (GPUN) operated the GPU nuclear plants on behalf of the GPU Energy companies. These plants were sold during 1999 and 2000. In 2001, the few remaining GPUN employees were transferred to GPUS and the associated payroll and frings benefits have been included within the GPUS U-13-60.


------------------------------------------------------------------------------

                                                                             20
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                                   SCHEDULE XV

                               STATEMENT OF INCOME
------------------------------------------------------------------------------

ACCOUNT            DESCRIPTION                      CURRENT YEAR  PRIOR YEAR

------------------------------------------------------------------------------

    INCOME
    ------

457       Services rendered to associate companies   $587,653     $606,838
458       Services rendered to nonassociate
            companies                                     356        5,419
421       Miscellaneous income or loss                    215           68
                                                      -------      -------

                Total Income                          588,224      612,325
                                                      -------      -------

    EXPENSE
    -------

920       Salaries and wages                          376,436      361,316
921       Office supplies and expenses                100,559       93,212
922       Administrative expense transferred -
            credit                                          -            -
923       Outside services employed                    36,216       40,536
924       Property insurance                              107          262
925       Injuries and damages                          9,509        5,570
926       Employee pensions and benefits               (2,940)      52,350
928       Regulatory commission expense                     -            -
930.1     General advertising expenses                    839        1,178
930.2     Miscellaneous general expenses                2,966        1,732
931       Rents                                         3,775        6,569
932       Maintenance of structures and equipment       3,218        2,755
403       Depreciation and amortization expense         5,689        5,048
408       Taxes other than income taxes                30,105       30,350
409       Income taxes                                (20,655)     (13,874)
410       Provision for deferred income taxes          18,484       21,158
411       Provision for deferred income taxes -
            credit                                     15,562       (6,786)
411.5     Investment tax credit                             -            -
426.1     Donations                                     1,783        1,824
426.5     Other deductions                              2,371        4,062
427       Interest on long-term debt                      266        1,525
430       Interest on debt to associate
            companies                                   3,219        2,663
431       Other interest expense                          715          875
                                                      -------      -------

               Total Expense                          588,224      612,325
                                                      -------      -------

               Net Income or (Loss)                  $      -     $      -
                                                      =======      =======


------------------------------------------------------------------------------

                                                                             21
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                               ANALYSIS OF BILLING

                               ASSOCIATE COMPANIES
                                   ACCOUNT 457
------------------------------------------------------------------------------
                               DIRECT       INDIRECT  COMPENSATION   TOTAL
COSTS                          COSTS         COSTS      FOR USE      AMOUNT
NAME OF ASSOCIATE COMPANY      CHARGED      CHARGED    OF CAPITAL    BILLED
                               -------      --------  ------------
                                457-1        457-2       457-3
------------------------------------------------------------------------------

GPU, INC.                      $  2,274     $ 5,705    $   -        $  7,979

JERSEY CENTRAL POWER
  & LIGHT COMPANY               260,232      15,889        -         276,121

PENNSYLVANIA ELECTRIC
  COMPANY                       113,358      39,550        -         152,908

METROPOLITAN EDISON
  COMPANY                       105,156      31,249        -         136,405

GPU POWER, INC.                   1,496          99        -           1,595

GPU ELECTRIC, INC.                  314       1,094        -           1,408

GPU ADVANCED RESOURCES, INC.         90         125        -             215

MYR GROUP INC.                    1,379         330        -           1,709

GPU TELCOM SERVICES, INC.         5,664         287        -           5,951

GPU DIVERSIFIED HOLDINGS, LLC        80           -        -              80

FIRSTENERGY SERVICE COMPANY       1,155           -        -           1,155

OHIO EDISON COMPANY                  24           -        -              24

FIRSTENERGY SOLUTIONS CORP.           1           -        -               1

FIRSTENERGY CORP.                 2,102           -        -            2,102
                                -------     -------     --------      -------

TOTAL                          $493,325    $ 94,328    $   -         $587,653
                                =======     =======     ========      =======


------------------------------------------------------------------------------

                                                                                                                               22
                                                ANNUAL REPORT OF GPU SERVICE, INC.

                                               For the Year Ended December 31, 2001

                                                        ANALYSIS OF BILLING
                                                      NONASSOCIATE COMPANIES
                                                            ACCOUNT 458


                                           DIRECT          INDIRECT         COMPENSATION                   EXCESS
                                            COSTS           COSTS             FOR USE                        OR            TOTAL
NAME OF NONASSOCIATE COMPANY               CHARGED         CHARGED           OF CAPITAL       TOTAL       DEFICIENCY       AMOUNT
                                           -------         --------        -------------                  ----------
                                            458-1           458-2            458-3            COST          458-4          BILLED
                                           ---------------------------------------------------------------------------------------
 *  Consumers Water Companies (A)          $   94            $ 10              $ -            $ 104        $   25         $  129
(1) Utilities Employees Credit Union (B)      (26)              -                -               (26)            -           (26)
    PJM Leasing Charges (B)                     3               -                -                 3             -             3
    Sithe Continuing Service (C)               51               -                -                51           199           250

                                            -----             ---               ---            ----         -----          -----
                                    TOTAL  $  122            $ 10              $ -            $ 132        $  224         $  356
                                            =====             ===               ===            ====         =====          =====

----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTION:  Provide a brief description of the services rendered to each nonassociated company:

(A)     Billing Services
(B)     Computer Services
(C)     IT Services

----------------------------------------------------------------------------------------------------------------------------------

 *  See Descriptions of Activities on page 39.

(1) Refund for overbillings from previous year.




                                                                                                                              23
                                           ANNUAL REPORT OF GPU SERVICE, INC.
                                          For the Year Ended December 31, 2001
----------------------------------------------------------------------------------------------------------------------------------
                                                      SCHEDULE XVI
                                           ANALYSIS OF CHARGES FOR SERVICE
                                        ASSOCIATE AND NONASSOCIATE COMPANIES
----------------------------------------------------------------------------------------------------------------------------------
                                             ASSOCIATE COMPANY CHARGES   NONASSOCIATE COMPANY CHARGES  TOTAL CHARGES FOR SERVICE
                                            ---------------------------  ----------------------------  -------------------------
                                             DIRECT     INDIRECT            DIRECT  INDIRECT           DIRECT   INDIRECT
        DESCRIPTION OF ITEMS                  COST       COST     TOTAL      COST     COST    TOTAL     COST      COST      TOTAL
----------------------------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                 $270,709   $105,727   $376,436                            270,709   $105,727  $376,436
921     OFFICE SUPPLIES & EXPENSES          123,837    (23,634)   100,203    $346     $ 10    $356   124,183      3,624)  100,559
922     ADMINISTRATIVE EXPENSE
          TRANSFERRED-CREDIT
923     OUTSIDE SERVICES EMPLOYED             7,750     28,466     36,216                              7,750     28,466    36,216
924     PROPERTY INSURANCE                       95         12        107                                 95         12       107
925     INJURIES AND DAMAGES                  2,575      6,934      9,509                              2,575      6,934     9,509
926     EMPLOYEE PENSIONS & BENEFITS         39,237    (42,177)    (2,940)                            39,237    (42,177)   (2,940)
928     REG. COMMISSION EXPENSE
930.1   GENERAL ADVERTISING EXPENSES            860        (21)      839                                 860        (21)      839
930.2   MISC. GENERAL EXPENSES                  760      2,206      2,966                                760      2,206     2,966
931     RENTS                               20,254     (16,479)     3,775                             20,254    (16,479)    3,775
932     MAINTENANCE OF STRUCTURES
          AND EQUIPMENT                       1,324      1,894      3,218                              1,324      1,894     3,218
403     DEPRECIATION & AMORTIZATION
        EXPENSE                                 (74)     5,763      5,689                                (74)     5,763     5,689
408     TAXES OTHER THAN INCOME TAXES        20,011     10,094     30,105                             20,011     10,094    30,105
409     INCOME TAXES                                   (20,655)   (20,655)                                      (20,655)  (20,655)
410     PROVISION FOR DEFERRED
          INCOME TAXES                                  18,484     18,484                                        18,484    18,484
411     PROVISION FOR DEFERRED
          INCOME TAXES - CREDIT                         15,562     15,562                                        15,562    15,562
411.5   INVESTMENT TAX CREDIT
426.1   DONATIONS 1,687                          96      1,783                                         1,687         96     1,783
426.5   OTHER DEDUCTIONS                        957      1,414      2,371                                957      1,414     2,371
427     INTEREST ON LONG-TERM DEBT                         266        266                                           266       266
431     OTHER INTEREST EXPENSE                  175        540        715                                175        540       715

----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:   Total cost of service will
               equal for associate and
               nonassociate companies the
               total amount billed under
               their separate analysis of
               billing schedules.
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                      =   490,157     94,492    584,649    346        10     356   490,503     94,502    85,005
                                            -------    -------    -------    ---       ---    ---    -------     ------   -------
    COMPENSATION FOR USE OF EQUITY
      CAPITAL                           =
                                            -------    -------   -------     ---       ---     ---   -------     ------   -------
430 INTEREST ON DEBT TO ASSOC.
      COMPANIES                         =     3,219               3,219                                3,219                3,219
                                            -------   -------   -------      ---       ---     ---   -------     ------   -------
    TOTAL COST OF SERVICE                  $493,376    $94,492   $587,868   $346      $ 10    $356  $493,722    $94,502  $588,224
----------------------------------------------------------------------------------------------------------------------------------


                                                                                                                          24
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2001

----------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION

                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                                       -----------------------------------------------------------
                                                                        CUSTOMER &                       MANAGE
                                                             TOTAL      REGULATORY     MATERIAL &      FINANCIAL        HUMAN
 DESCRIPTION OF ITEMS                                        AMOUNT      SERVICE        SUPPLIES      PERFORMANCE     RESOURCES
----------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                              376,436      33,455         13,502          25,091          5,911
921         OFFICE SUPPLIES AND EXPENSES                    100,559      (1,913)       (47,753)         (1,099)        (2,273)
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT             -           -              -               -              -
923         OUTSIDE SERVICES                                 36,216      10,130          1,671           3,141          5,080
924         PROPERTY INSURANCE                                  107           -              -               -              -
925         INJURIES AND DAMAGES                              9,509        (874)             -               -         (1,763)
926         EMPLOYEE PENSIONS AND BENEFITS                   (2,940)      7,545          3,252         (61,922)         6,541
928         REGULATORY COMMISSION EXPENSE                         -           -              -               -              -
930.1       GENERAL ADVERTISING EXPENSES                        839         (40)             -               -              -
930.2       MISC. GENERAL EXPENSES                            2,966         837           (134)          1,396             20
931         RENTS                                             3,775        (248)        (3,602)              -             (8)
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT           3,218           1            (65)              3          1,954
403         DEPRECIATION AND AMORTIZATION EXPENSE             5,689           -            322            (375)             -
408         TAXES OTHER THAN INCOME TAXES                    30,105       2,180            989           1,997          3,088
409         INCOME TAXES                                    (20,655)          -              -           3,011              -
410         PROVISION FOR DEFERRED INCOME TAXES              18,484           -              -               -              -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDI      15,562           -              -               -              -
411.5       INVESTMENT TAX CREDIT                                 -           -              -               -              -
426.1       DONATIONS                                         1,783       1,651              -               -              -
426.5       OTHER DEDUCTIONS                                  2,371         928            108             432           (560)
427         INTEREST ON LONG TERM DEBT                          266           -              -               -              -
430         INTEREST ON DEBT TO ASSOC. COMPANIES              3,219           -              -           3,219              -
431         OTHER INTEREST EXPENSE                              715          10              1             252              3
----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function
           (See Instruction 01-3 General Structure
           of Account System: Uniform System Account)
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                          588,224      53,662        (31,709)        (24,854)        17,993
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                          25
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2001

----------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION

                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
----------------------------------------------------------------------------------------------------------------------------------
                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                             ---------------------------------------------------------------------
                                                                                                   NORTHERN       CENTRAL
                                                              TECHNICAL                           NEW JERSEY     NEW JERSEY
 DESCRIPTION OF ITEMS                                         SERVICES     TELECOMMUNICATION        REGION         REGION
----------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                 38,466            6,157              81,874          2,667
921         OFFICE SUPPLIES AND EXPENSES                      (14,635)          (4,813)             14,131          2,164
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT               -                -                   -              -
923         OUTSIDE SERVICES                                    5,788              674              (1,088)           125
924         PROPERTY INSURANCE                                     80                -                   -              -
925         INJURIES AND DAMAGES                                   16                7              (1,390)             -
926         EMPLOYEE PENSIONS AND BENEFITS                     12,043              350              10,836         11,795
928         REGULATORY COMMISSION EXPENSE                           -                -                   -              -
930.1       GENERAL ADVERTISING EXPENSES                           (3)               1                 (14)             -
930.2       MISC. GENERAL EXPENSES                                232               11                 209              3
931         RENTS                                                 (19)             158               5,876          1,074
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT               140               17                 (31)             -
403         DEPRECIATION AND AMORTIZATION EXPENSE                   -                -                   -              -
408         TAXES OTHER THAN INCOME TAXES                       3,226              264               4,224          4,435
409         INCOME TAXES                                       (5,052)               -                   -              -
410         PROVISION FOR DEFERRED INCOME TAXES                     -                -                   -              -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT            -                -                   -              -
411.5       INVESTMENT TAX CREDIT                                   -                -                   -              -
426.1       DONATIONS                                              10                -                   1              1
426.5       OTHER DEDUCTIONS                                        -                -                  (6)            (2)
427         INTEREST ON LONG TERM DEBT                              -                -                   -              -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                    -                -                   -              -
431         OTHER INTEREST EXPENSE                                 19                -                   -              -
----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function.
           (See Instruction 01-3 General Structure of
           Account System: Uniform System Account)
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                             40,311            2,826             114,622         22,262
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        25A
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2001

----------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION

                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                                -----------------------------------------------------------------
                                                                   EASTERN            WESTERN                          CORPORATE
                                                                PENNSYLVANIA        PENNSYLVANIA       PRESIDENT-      FINANCIAL
 DESCRIPTION OF ITEMS                                              REGION              REGION          OPERATION      PERFORMANCE
----------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                     32,033              46,685             901            8,953
921         OFFICE SUPPLIES AND EXPENSES                            7,415               7,673            (134)           1,366
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                   -                   -               -                -
923         OUTSIDE SERVICES                                        1,243               1,607             110            2,152
924         PROPERTY INSURANCE                                          -                  13               -               14
925         INJURIES AND DAMAGES                                       87                 631               -           11,042
926         EMPLOYEE PENSIONS AND BENEFITS                          8,959              10,690             140          (12,265)
928         REGULATORY COMMISSION EXPENSE                               -                   -               -                -
930.1       GENERAL ADVERTISING EXPENSES                               (7)                (12)              -                -
930.2       MISC. GENERAL EXPENSES                                    146                 330               1              123
931         RENTS                                                   3,703               5,117             (24)          (7,272)
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                   (23)                (50)              -               24
403         DEPRECIATION AND AMORTIZATION EXPENSE                       -                 (21)              -            5,763
408         TAXES OTHER THAN INCOME TAXES                           3,461               4,315              36            1,164
409         INCOME TAXES                                                -                   -               -          (18,614)
410         PROVISION FOR DEFERRED INCOME TAXES                         -                   -               -           18,484
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT                -                   -               -           15,562
411.5       INVESTMENT TAX CREDIT                                       -                   -               -                -
426.1       DONATIONS                                                   1                  24               -                -
426.5       OTHER DEDUCTIONS                                            7                   8               -              177
427         INTEREST ON LONG TERM DEBT                                  -                   -               -              266
430         INTEREST ON DEBT TO ASSOC. COMPANIES                        -                   -               -                -
431         OTHER INTEREST EXPENSE                                      -                  (9)              -              296
----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function.
           (See Instruction 01-3 General Structure of
           Account System: Uniform System Account)
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                 57,025              77,001           1,030           27,235
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        25B
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                               For the Year Ended December 31, 2001

----------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                 SCHEDULE OF EXPENSE DISTRIBUTION

                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
----------------------------------------------------------------------------------------------------------------------------------
                                                                                DEPARTMENT OR SERVICE FUNCTION
                                                             ---------------------------------------------------------------------
                                                                                                              SERVICE BILL TO
                                                                                                               BALANCE SHEET
                                                               CORPORATE      CORPORATE       GOVERNANCE         INCLUDING
 DESCRIPTION OF ITEMS                                            LEGAL         AFFAIRS       - EXECUTIVE      CAPITAL PROJECT
----------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                   7,320          3,234            2,275            67,912
921         OFFICE SUPPLIES AND EXPENSES                         1,752           (192)            (174)          139,044
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                -              -                -                 -
923         OUTSIDE SERVICES                                     2,488            700             (613)            3,008
924         PROPERTY INSURANCE                                       -              -                -                 -
925         INJURIES AND DAMAGES                                     -              -                -             1,753
926         EMPLOYEE PENSIONS AND BENEFITS                        (215)           (92)             (65)             (532)
928         REGULATORY COMMISSION EXPENSE                            -              -                -                 -
930.1       GENERAL ADVERTISING EXPENSES                             -             19                -               895
930.2       MISC. GENERAL EXPENSES                                 (22)             3               11              (200)
931         RENTS                                               (2,585)        (1,141)          (1,537)            4,283
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                  -              -                -             1,248
403         DEPRECIATION AND AMORTIZATION EXPENSE                    -              -                -                 -
408         TAXES OTHER THAN INCOME TAXES                          421            177              128                 -
409         INCOME TAXES                                             -              -                -                 -
410         PROVISION FOR DEFERRED INCOME TAXES                      -              -                -                 -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT             -              -                -                 -
411.5       INVESTMENT TAX CREDIT                                    -              -                -                 -
426.1       DONATIONS                                                -             95                -                 -
426.5       OTHER DEDUCTIONS                                     1,279              -                -                 -
427         INTEREST ON LONG TERM DEBT                               -              -                -                 -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                     -              -                -                 -
431         OTHER INTEREST EXPENSE                                  54              3               86                 -
----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function.
           (See Instruction 01-3 General Structure of
           Account System: Uniform System Account)
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                              10,492          2,806              111           217,411
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                      26

                         ANNUAL REPORT OF GPU SERVICE, INC.

                        For the Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------

                        DEPARTMENTAL ANALYSIS OF SALARIES

                                   ACCOUNT 920
---------------------------------------------------------------------------------------------------------
                                                    DEPARTMENTAL SALARY EXPENSE
                                        -----------------------------------------------------     NUMBER
NAME OF DEPARTMENT                        INCLUDED IN AMOUNTS BILLED TO                         PERSONNEL
------------------                      -----------------------------------------------------   ---------
Indicate each department                TOTAL       PARENT          OTHER              NON        END OF
or service function.                    AMOUNT      COMPANY          ASSOCIATES      SSOCIATES     YEAR
---------------------------------------------------------------------------------------------------------

Customer & Regulatory Services         $ 33,455     $    -          $ 33,455           $  -         514

Material & Supplies                      13,502          -            13,502              -         244

Manage Financial Performance             25,091        275            24,816              -         148

Human Resources                           5,911                        5,911              -          67

Technical Services                       38,466         10            38,456              -         506

Telecommunication                         6,157          -             6,157              -          51

Northern New Jersey-Region               81,874          -            81,874              -         733

Central New Jersey-Region                 2,667          -             2,667              -         925

Eastern Pennsylvania-Region              32,033          -            32,033              -         696

Western Pennsylvania-Region              46,685          -            46,685              -         909

President - Operations                      901          -               901              -          17

Corporate Financial Performance           8,953      1,755             7,198              -          88

Corporate Legal                           7,320        721             6,599              -          69

Corporate Affairs                         3,234        399             2,835              -          25

Governance Executive                      2,275        429             1,846              -           4

Service bill to Balance Sheet
including Capital Project                67,912          4            67,908              -           -

                                        -------      -----           -------            ---       -----

                   TOTAL               $376,436     $3,593          $372,843              -       4,996
                                        =======      =====           =======           $===       =====

---------------------------------------------------------------------------------------------------------



                                                                                                       27
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

-----------------------------------------------------------------------------------------------------------

                           OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923
-----------------------------------------------------------------------------------------------------------

INSTRUCTIONS:     Provide  a  breakdown  by  subaccount   of  outside   services
                  employed.  If the aggregate  amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate  number  and  amount of all such  payments  included within the  subaccount  need be shown.  Provide a subtotal for each type of service.
-----------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                ------------
                                                                                "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE          "NA"= NON            AMOUNT
                                                                                  ASSOCIATE
-----------------------------------------------------------------------------------------------------------

Legal
-----

Saul, Ewing, Remick and Saul           Legal services related to                       NA          $  590
                                       Dover gas litigation

Thelen, Reid, and Priest LLP           Legal services related to                       NA             542
                                       FirstEnergy Merger, Ballard
                                       Generation Systems, and other
                                       miscellaneous corporate legal
                                       services

Carter, Ledyard & Milburn              Legal services related to pension               NA             424
                                       and benefit issues, FE Merger,
                                       Debenture Program and other
                                       miscellaneous corporate legal
                                       services

Shaw, Pittman, Potts &                 Legal services for FE                           NA             225
   Trowbridge

Ballard, Spahr, Andrews                Legal services related to sale of               NA             218
   & Ingersoll                         various generation assets and other
                                       miscellaneous corporate matters

Fulbright and Jaworski                 Legal services provided regarding               NA             218
                                       limited partnerships and joint
                                       ventures

Brown, Raysman, Millstein              Legal Services relating to GPU Kids             NA             186
   and Felder                          Website, Year 2000 Compliance and
                                       Anderson Consulting

Gradient Corporation                   Legal services related to Dover                 NA             105
                                       Gas Litigation Reserve

33 Others (Under $100,000)                                                                            108
                                                                                                    -----

                  Sub-total                                                                        $2,616
                                                                                                    -----



                                                                                                      27A
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------

                           OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923
---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:     Provide  a  breakdown  by  subaccount   of  outside   services
                  employed.  If the aggregate  amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate  number  and  amount of all such  payments  included within the  subaccount  need be shown.  Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                                  RELATIONSHIP
                                                                                  ------------
                                                                                 "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE              "NA"= NON       AMOUNT
                                                                                    ASSOCIATE
---------------------------------------------------------------------------------------------------------

Other Professional Services
---------------------------

OSI Outsourcing Services, Inc.         Debt Collection services                        NA         $ 5,018

Manpower International, Inc.           Temporary personnel services for                NA           2,103
                                       IT client services, application
                                       support for internal services, client
                                       services, bill printing services,
                                       mail services, reprographic services,
                                       youth safety programs, environmental
                                       auditing, and community initiative
                                       activities

TUI Consulting                         Project Enterprise customer care                NA           1,948
                                       configuration, testing, and monitoring

Teknecon, Inc.                         Energy risk management system                   NA           1,480
                                       development advisory services

Chris Talarico & Associates            Personnel placement services for                NA           1,259
                                       customer relations, WARM solicitation,
                                       distribution management center,
                                       project enterprise customer care,
                                       and various facilities, infrastructure,
                                       and administrative assistance services

Deloitte & Touche LLP                  Project Enterprise configuration,               NA
                                       testing, and monitoring, manual data
                                       conversion, training, change
                                       leadership, communications, and
                                       employee development



                                                                                                      27B
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------

                           OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923
---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:     Provide  a  breakdown  by  subaccount   of  outside   services
                  employed.  If the aggregate  amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate  number  and  amount of all such  payments  included within the  subaccount  need be shown.  Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                                 RELATIONSHIP
                                                                                 ------------
                                                                                "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE             "NA"= NON        AMOUNT
                                                                                   ASSOCIATE
---------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

Accenture LLP                          Consulting Services related to                  NA             915
                                       Information Technology Utility
                                       Consortium, Information Technology
                                       Capital Project Strategic Initiatives

Geographic Information                 Consulting services in connection with          NA             895
   Technology                          upgrade of GIS and Outage management

PriceWaterhouseCoopers LLP             Actuarial and consulting services               NA             833
                                       regarding the GPU retirement
                                       and benefit plans, training
                                       seminars, accounting and tax
                                       advisory services and financial
                                       statement audit services

Bank One Chicago                       Governance charges relating to MYR              NA             710

FirstEnergy Corp.                      FirstEnergy merger related activities           A              698

Diversified Systems, Inc.              Various I.T. training services                  NA             665

Brattle Group                          Economic, environmental and                     NA             480
                                       management control services

Equifax Credit Information SVC         Stockholder relation matters, and               NA             473
                                       credit information services in
                                       connection with positive ID and
                                       information exchange regarding
                                       Revenue assurance



                                                                                                      27C
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------

                           OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923
---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:     Provide  a  breakdown  by  subaccount   of  outside   services
                  employed.  If the aggregate  amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate  number  and  amount of all such  payments  included within the  subaccount  need be shown.  Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                ------------
                                                                               "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE             "NA"= NON        AMOUNT
                                                                                  ASSOCIATE
---------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

Cyberstar L. P.                        Satellite air time for interactive and          NA             467
                                       distance learning, network management
                                       and maintenance of one touch equipment,
                                       media transmission services

Dale Carnegie Training                 Meter reader training services                  NA             464

Ajilon                                 Information technology services                 NA             456

Marc Fruchter Aviation, Inc.           Air charter services specifically
                                       relating to merger issues                       NA             432

Air East, Inc.                         Air travel services relating to                 NA             429
                                       FE merger

John R. Santee                        Telecommunication service in                     NA             385
                                      Connection with data premise
                                      wiring, DMC voice equipment
                                      wiring, IT services for SAS PC
                                      support, PC/LAN technical services,
                                      and voice communications

Syntegra                              IS-EMS Preventative MTCE for GPUE                NA             363

First National Bank of                AON consulting services in                       NA             334
  Chicago                             connection with GPU health care
                                      trust services and employee
                                      savings retirement planning
                                      services

Rutgers, The State University         Research for advanced weather and                NA             320
                                      climate studies


                                                                                                      27D
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------

                           OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923
---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:     Provide  a  breakdown  by  subaccount   of  outside   services
                  employed.  If the aggregate  amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate  number  and  amount of all such  payments  included within the  subaccount  need be shown.  Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                ------------
                                                                               "A"= ASSOCIATE
  FROM WHOM PURCHASED                  TYPE OF SERVICE/LARGEST INVOICE           "NA"= NON         AMOUNT
                                                                                  ASSOCIATE
---------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

Business Information                  Information Technology and client                NA             292
   Solutions LLC                      services relating to SAP software

Silicon Energy Corp.                  IT - Silicon Energy EEM software                 NA             286

CSI International, Inc.               Janitorial Services                              NA             277

SAP America, Inc.                     Project Enterprise system hardware,              NA             271
                                      testing, and monitoring, education and
                                      training, change leadership, and
                                      communications

KPMG Peat Marwick                     Accounting and tax related services              NA             252

Electric Power Research               Installation and configuration                   NA             249
   Institute                          services related to PAM and MRA
                                      For GPU Energy business applications

Dollar Energy Fund, Inc.              Dunning services                                 NA             245

Rickart Collection                    Revenue assurance collection agency              NA             237
  Systems, Inc.                       services

Spherion                              Temporary staffing services                      NA             234

The Working Data Group                Outbound survey processing,                      NA             228
                                      outbound mail, return mail,
                                      return survey processing, and
                                      data entry services performed
                                      in relation to a comprehensive
                                      customer satisfaction survey

                                                                                                      27E
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------

                           OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:     Provide  a  breakdown  by  subaccount   of  outside   services
                  employed.  If the aggregate  amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate  number  and  amount of all such  payments  included within the  subaccount  need be shown.  Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                ------------
                                                                               "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE          "NA"= NON           AMOUNT
                                         ASSOCIATE
---------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

Cook Hurlbert Inc.                    Design Modification services related             NA            217
                                      to CH Expert Designer software

G&S Motor Equipment                   Equipment and PCB disposal and                   NA`           198
  Company, Inc.                       removal services

RHI Management Resources              Credit & collection billing services             NA            192
                                      services for MYR & Telecom

CB Richard Ellis, Inc.                Real estate strategic planning                   NA            179
                                      consultation services for GPU
                                      facilities

Smallworld systems, Inc.              Services related to upgrade of GIS               NA            177
                                      and Outage management

Andalex, Inc.                         Administrative assistance services               NA            174

Twenty-First Century                  Live agent system programming and                NA            172
   Communications                     set-up services, high volume
                                      call answering system subscription
                                      fee, programming costs to support
                                      system changes

SAP Public Services, Inc.             SAP related issues including                     NA            164
                                      upgrades, archiving and analysis

Penn Credit Corp.                     Revenue assurance collection agency              NA            145
                                      services


---------------------------------------------------------------------------------------------------------
                                                                                                      27F
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------

                           OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923
---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:     Provide  a  breakdown  by  subaccount   of  outside   services
                  employed.  If the aggregate  amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate  number  and  amount of all such  payments  included within the  subaccount  need be shown.  Provide a subtotal for each type of service.

---------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                ------------
                                                                               "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE             "NA"= NON        AMOUNT
                                                                                  ASSOCIATE
---------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

The AYCO Company                       Professional Services related to                NA            140
                                       Employee benefits

Creative Sell                          Creative and video services                     NA            139

Utility Services Corp.                 Restructuring and alternative                   NA            138
                                       supplier interface consulting
                                       services

The Hewson Group Ltd                   Communication services                          NA            135

Professional Culinary                  Food service                                    NA            135
   Services

The As-One Group Ltd.                  Provide Consulting services on                  NA            130
                                       Inspired leadership and coaching

American Mgmt. Assoc.                  Employee training services relating             NA            129
                                       to employee professional development
                                       and corporate IT services

Weichert Relocation                    Relocation services                             NA            127

Nantmeal Consulting                    Project enterprise consulting                   NA            116
   Services, Inc.                      services, and system upgrade,
                                       testing and monitoring services

Four Dimensional                       Employee development training in                NA            114
  Solutions, Inc.                      connection with meter reader
                                       multimedis CBT, dispatch and line



                                                                                                     27G
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

---------------------------------------------------------------------------------------------------------

                           OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:     Provide  a  breakdown  by  subaccount   of  outside   services
                  employed.  If the aggregate  amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate  number  and  amount of all such  payments  included within the  subaccount  need be shown.  Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                                RELATIONSHIP
                                                                                ------------
                                                                               "A"= ASSOCIATE
  FROM WHOM PURCHASED                 TYPE OF SERVICE/LARGEST INVOICE             "NA"= NON        AMOUNT
                                                                                  ASSOCIATE
---------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

Right Associates                      Outplacement services                            NA             111

Charles M. Brennan                    Consulting services for employee                 NA             110
                                      benefits

Millennium International              IT related project #1012 and                     NA             109
                                      mapping related services

David B. Woods                        Consulting training and support                  NA             105
                                      services relating to Information
                                      Technology System upgrade - analysis

Arthur-Jones Clark                    Communication/advertising services               NA             105
  Lithographing

Rand McNally                          Advertising and promotion related                NA             103
                                      Services

First Union National                  Remittance processing services                   NA             101
  Bank of N.C.

Direct Data Corporation               Printing services                                NA             101

1,592 Others (Under $100,000)                                                                       5,216
                                                                                                   ------

                  Sub-total                                                                       $33,600
                                                                                                   ------

                  Grand Total                                                                     $36,216
                                                                                                   ======
---------------------------------------------------------------------------------------------------------


                                                                             28
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                         EMPLOYEE PENSIONS AND BENEFITS

                                   ACCOUNT 926
------------------------------------------------------------------------------

INSTRUCTIONS:   Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be
                limited to $25,000.
------------------------------------------------------------------------------

         DESCRIPTION                                                AMOUNT
------------------------------------------------------------------------------


         EMPLOYEE SAVINGS PLAN                                      $ 8,459

         GROUP LIFE INSURANCE                                           189

         HOSPITAL, SURGICAL, MEDICAL & DENTAL INSURANCE              33,005

         LONG TERM DISABILITY                                         1,697

         OPEB HEALTH INSURANCE                                        8,933

         OPEB LIFE INSURANCE                                          8,049

         PENSION PLANS                                              (70,917)

         RELOCATION                                                   1,922

         SICK LEAVE                                                     139

         VACATION                                                     4,282

         OTHER BENEFITS                                               1,302









                                                                     ------
                                                TOTAL               $(2,940)
                                                                     ======

------------------------------------------------------------------------------

                                                                             29
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------


                          GENERAL ADVERTISING EXPENSES

                                  ACCOUNT 930.1

------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

------------------------------------------------------------------------------

         DESCRIPTION                   NAME OF PAYEE                  AMOUNT
-----------------------------------------------------------------------------


Newspapers, periodicals,          Berks Arts Council                 $  130
  billboards, radio, etc.         Brushfire Inc.                        116
                                  New Jersey Network Foundation         100
                                  Penton Media, Inc.                     90
                                  New Jersey Festival of Ballooning      80
                                  Mary Pomerantz Advertising             51
                                  Group C Communications Inc.            47
                                  Halcyon Business Publications Inc.     28
                                  Conway Data Inc.                       19
                                  Unlimited Designs Inc.                 18
                                  Bachleda Avertising                    10
                                  NJN Public Television and Radio        10
                                  Gannett NJ Newspapers                   9
                                  New Jersey Utilities Association        8
                                  Yellow Book USA                         8
                                  Nacore International                    7
                                  Cahners Business Information            6
                                  Iminorities Inc.                        6
                                  Verizon PA                              5
                                  US Real Estate Register                 5
                                  Atlantic Publication Group, Inc.        5
                                  Interspace Services Inc.                5
                                  The Recorder Publishing Company, Inc.   5
                                  City of Erie Guide                      4
                                  Berks County Living Magazine            3
                                  White Directory Publishers, Inc.        3
                                  Other (56 payees under $3,000)         42

Fees and expenses of              The National Conference                 8
  advertising agencies and
  commercial artists

                                                                            29A
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES

                                  ACCOUNT 930.1
------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

------------------------------------------------------------------------------

         DESCRIPTION                   NAME OF PAYEE                  AMOUNT
-----------------------------------------------------------------------------



Supplies and expenses in          Hershey Entertainment & Resort Co.      4
  preparing advertising           Trade Commerce                          4
  materials                       Other (7 payees under $3,000)           3



                                                                       -----
                                              TOTAL                   $  839
                                                                       =====
------------------------------------------------------------------------------

                                                                             30
                      ANNUAL REPORT OF GPU SERVICE, INC.

                     For the Year Ended December 31, 2001

------------------------------------------------------------------------------


                        MISCELLANEOUS GENERAL EXPENSES
AZ
                                 ACCOUNT 930.2
------------------------------------------------------------------------------


INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.2,
               "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321 (b) (2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C.S. 441 (b) (2) shall be separately classified.

------------------------------------------------------------------------------

         DESCRIPTION                                              AMOUNT
------------------------------------------------------------------------------

         Dues & Memberships                                      $2,993

         Legal Settlement                                          (116)

         Licenses, Permits & Registration                            22

         Directors' Fees and Expenses                                67




                                                                   -----
               TOTAL                                              $2,966
                                                                   =====
------------------------------------------------------------------------------

                                                                             31
                      ANNUAL REPORT OF GPU SERVICE, INC.

                     For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                                     RENTS

                                  ACCOUNT 931

------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying  such  expenses by major  groupings of  property,  as defined in the account definition of the Uniform System of Accounts.
------------------------------------------------------------------------------

         TYPE OF PROPERTY                                           AMOUNT
-----------------------------------------------------------------------------

         BUILDINGS                                                 $2,556

         DUPLICATING EQUIPMENT                                        622

         AUTOMOBILES                                                  118

         STORAGE                                                      144

         MAILING EQUIPMENT                                             19

         LICENSES & PC SOFTWARE                                        81

         TELECOMMUNICATIONS SYSTEM                                    134

         MISCELLANEOUS                                                 81



                                                                    -----
                                                         TOTAL     $3,775
                                                                    =====

------------------------------------------------------------------------------

                                                                             32
                      ANNUAL REPORT OF GPU SERVICE, INC.

                     For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                         TAXES OTHER THAN INCOME TAXES

                                  ACCOUNT 408

------------------------------------------------------------------------------

INSTRUCTION:  Provide an analysis of Account 408, "Taxes Other Than Income
              Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof Provide a subtotal for each class of tax.
------------------------------------------------------------------------------

                     T Y P E  O F  T A X                             AMOUNT
------------------------------------------------------------------------------

         (1)     OTHER THAN U.S. GOVERNMENT TAXES
                 --------------------------------

                 Local Real Estate
                                      - Pennsylvania              $   521

                 Unemployment Insurance
                                      - New Jersey                    868
                                      - Pennsylvania                  783
                                      - Washington, D.C.                1

                 Sales & Use
                                      - New Jersey                      -
                                      - Pennsylvania                   20
                                                                    -----

                                                Sub Total           2,193
                                                                    -----


         (2)     TAXES - U.S. GOVERNMENT
                 -----------------------

                 Federal Unemployment Insurance                       314

                 FICA                                              27,598
                                                                   ------

                                                Sub Total          27,912
                                                                   ------


                                                TOTAL             $30,105
                                                                   ======


------------------------------------------------------------------------------

                                                                             33
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

                                   DONATIONS

                                  ACCOUNT 426.1
------------------------------------------------------------------------------

INSTRUCTION:   Provide  a listing  of the  amount  included  in  Account  426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

------------------------------------------------------------------------------

NAME OF RECIPIENT                   PURPOSE OF DONATION           AMOUNT
------------------------------------------------------------------------------

United Way                          Community Charities          $  312
Waterloo Foundation for the Arts    Community Charities              10
Hershey Entertainment & Resort Co.  Community Charities              13
Salvation Army                      Community Charities               5
Boys & Girls Club of Morris County  Community Charities              10
Reading Eagle Company               Community Charities               5
Big Brothers/Big Sisters            Community Charities               3
American Cancer Society of Erie     Community Charities               5
The Ellen Curry Foundation - Tullio Community Charities               5
The September 11th Fund             Community Charities              32
Council on Chemical Abuse           Community Services                5
GPU Foundation*                     Community Services              975
River Center                        Community Services                9
DSM Compressed Air Sys. Opt. Prog.  Community Services                6
Summit Speech School                Education                         5
Mercyhurst College                  Education                        25
Centenary College                   Education                        15
Foundation for Student              Education                         5
Monmouth County Vocational School   Education                         4
Drug Free Pennsylvania Inc.         Health Services/Hospitals         5
Reading Emergency Shelter           Health Services/Hospitals         3

Various organizations               Community Services               13
   (Office property)

Various Organizations               Community Services
   (Under $3,000)                   & Education                     313
                                                                  -----
                                                     TOTAL       $1,783
                                                                  =====

* The GPU Foundation's mission is to make contributions to qualified non profit organizations to improve the quality of life for people who live in GPU's service territory.


-------------------------------------------------------------------------------

                                                                             34
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                                OTHER DEDUCTIONS

                                  ACCOUNT 426.5

------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5,
               "Other Deductions", classifying such expenses according to their nature.

------------------------------------------------------------------------------

            D E S C R I P T I O N            NAME OF PAYEE         AMOUNT
------------------------------------------------------------------------------

Merchandising, Jobbing and             Primarily Meter Readings         7
Contract Work Expenses                 And Maintenance Agreement
                                       Costs

Insurance Company Owned Life           Employee related expenses      449

Lobbying Expenses                      Primarily Employee Wages     2,597
                                       and Expenses

Miscellaneous                          Various                       (682)


                                                                    -----
                                        TOTAL                      $2,371
                                                                    =====


------------------------------------------------------------------------------

                                                                             35
                      ANNUAL REPORT OF GPU SERVICE, INC.

                     For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                                SCHEDULE XVIII

                         NOTES TO STATEMENT OF INCOME

------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for  important  notes  regarding  the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

------------------------------------------------------------------------------

      On November 7, 2001, FirstEnergy Corp. (FirstEnergy), an Ohio corporation, merged with GPU, Inc. (GPU), a registered holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). FirstEnergy is the surviving company in the merger. Upon completion of the merger on November 7, 2001, FirstEnergy filed with the SEC a Notification of Registration on Form U-5A, thereby registering as a holding company pursuant to the provisions of Section 5(a) under the 1935 Act. As a part of the Merger, GPU Service, Inc. (GPUS) became a subsidiary of FirstEnergy.

      FirstEnergy currently anticipates that all of the service functions of FirstEnergy and of GPUS will be transferred to a new service company for the FirstEnergy system in 2003. In the interim, GPUS will function as it has in the past in accordance with Commission approvals.

      GPUS has been performing expanded services on behalf of Jersey Central Power & Light Company, Metropolitan Edison Company, and Pennsylvania Electric Company (GPU Energy companies), effective January 1, 1999. For this purpose, GPUS has created an Operations Division, which includes substantially all of the employees of the GPU Energy companies who were transferred to GPUS. The Operations Division was further reorganized in 2001 to a regional based organization. The personnel involved in corporate, treasury, legal, accounting and certain other functions up to the merger, performed services in what was known as the Governance Division within GPUS. Subsequent to the merger, several of the functions within the Governance Division were transferred to FirstEnergy. The purchasing and inventory functions for the transmission and distribution business were also assumed by GPUS, such that equipment and materials are acquired and inventoried by GPUS and sold to the appropriate GPU Energy company, at cost, as and when needed.

      GPU Nuclear, Inc. (GPUN) operated the GPU nuclear plants on behalf of the GPU Energy companies. These plants were sold during 1999 and 2000. In 2001, the few remaining GPUN employees were transferred to GPUS and the associated payroll and fringe benefits have been included within the GPUS U-13-60.


-------------------------------------------------------------------------------

                                                                            36
                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001
------------------------------------------------------------------------------
                         ORGANIZATION CHART - PRE-MERGER
------------------------------------------------------------------------------
            |  BOARD OF DIRECTORS                                  |
            |------------------------------------------------------|
            |  Chairman, President & CEO                           |
             ------------------------------------------------------|
               |  Governance                                       |
               |---------------------------------------------------|
               |     |   Executive Vice President &                |
               |     |      General Counsel                        |
               |     |---------------------------------------------|
               |     |    | Corporate Secretary                    |
               |     |    |----------------------------------------|
               |     |    | Corporate Legal Services               |
               |     |    |----------------------------------------|
               |     |    | Government Affairs                     |
               |     |    |----------------------------------------|
               |     |    | Regulatory Policies                    |
               |     |    |----------------------------------------|
               |     |    | Internal Auditing                      |
               |     |     ----------------------------------------|
               |     |   Executive Vice President &                |
               |     |      Chief Financial Officer                |
               |     |---------------------------------------------|
               |     |    | Accounting, Taxes and Budgets &        |
               |     |    |  Financial Analysis                    |
               |     |    |----------------------------------------|
               |     |    | Treasury                               |
               |     |     ----------------------------------------|
               |     |    | Strategic Initiatives                  |
               |     |     ----------------------------------------|
               |     |   Executive Vice President-Corporate Affairs|
               |     |---------------------------------------------|
               |     |    | Communications                         |
               |     |    |----------------------------------------|
               |     |    | Corporate Compensation & Benefits      |
               |     |    |----------------------------------------|
               |     |    | HR Strategic Planning                  |
               |     |     ----------------------------------------|
               |     |   Executive Vice President -                |
               |     |      International Operations               |
               |      ---------------------------------------------|
               |  President-Operations                             |
                ---------------------------------------------------|
                     |  Customer & Regulatory Services             |
                     |---------------------------------------------|
                     |  Material & Supplies                        |
                     |---------------------------------------------|
                     |  Manage Financial Performance               |
                     |---------------------------------------------|
                     |  Human Resources                            |
                     |---------------------------------------------|
                     |  Technical Services                         |
                     |---------------------------------------------|
                     |  Telecommunications                         |
                     |---------------------------------------------|
                     |  Northern Jersey - Region                   |
                     |---------------------------------------------|
                     |  Central New Jersey - Region                |
                     |---------------------------------------------|
                     |  Eastern Pennsylvania - Region              |
                     |---------------------------------------------|
                     |  Western Pennsylvania - Region              |
                      ---------------------------------------------
-----------------------------------------------------------------------------

                                                                           36A
                       ANNUAL REPORT OF GPU SERVICE, INC.

                     For the Year Ended December 31, 2001

-----------------------------------------------------------------------------
                         ORGANIZATION CHART POST-MERGER

-----------------------------------------------------------------------------
            |  BOARD OF DIRECTORS                                     |
            |---------------------------------------------------------|
            |  President                                              |
             ---------------------------------------------------------|
               |  Governance                                          |
               |------------------------------------------------------|
               |     |Senior Vice President & General Counsel         |
               |     |------------------------------------------------|
               |     |     |Legal                                     |
               |     |     |------------------------------------------|
               |     |     |Claims                                    |
               |     |      ------------------------------------------|
               |     |Senior Vice President & Chief Financial Officer |
               |     |------------------------------------------------|
               |     |     |Accounting                                |
               |     |     |------------------------------------------|
               |     |     |Investment Management                     |
               |     |     |------------------------------------------|
               |     |     |Corporate Risk                            |
               |     |     |------------------------------------------|
               |     |     |Rates and Regulatory Affairs              |
               |     |     |------------------------------------------|
               |     |     |Tax Services                              |
               |     |     |------------------------------------------|
               |     |     |Internal Auditing                         |
               |     |     |------------------------------------------|
               |     |     |Treasury                                  |
               |     |      ------------------------------------------|
               |     |Senior Vice President                           |
               |     |------------------------------------------------|
               |     |     |Corporate Affairs & Community Involvement |
               |     |     |------------------------------------------|
               |     |     |Communications                            |
               |     |     |------------------------------------------|
               |     |     |Human Resources                           |
               |     |     |------------------------------------------|
               |     |     |Real Estate                               |
               |     |     |------------------------------------------|
               |     |     |Corporate                                 |
               |     |     |------------------------------------------|
               |     |     |Administrative Services                   |
               |     |     |------------------------------------------|
               |     |Senior Vice President                           |
               |      ------------------------------------------------|
               |           |Information Services                      |
               |           |------------------------------------------|
               |           |Supply Chain                              |
               |           |------------------------------------------|
               |           |Telecommunications                        |
               |           |------------------------------------------|
               |           |Performance Planning                      |
               |            ------------------------------------------|
               |  Operations                                          |
                ------------------------------------------------------|
                     |Senior Vice President Energy Delivery           |
                     |------------------------------------------------|
                     |   & Customer Service                           |
                     |------------------------------------------------|
                     |     |Customer Service                          |
                     |     |------------------------------------------|
                     |     |Regional Operations                       |
                     |     |------------------------------------------|
                     |     |Transmission & Distribution Technical     |
                     |     |  Services                                |
                     |     |------------------------------------------|
                     |     |Economic Development                      |
                     |     |------------------------------------------|
                     |     |Workforce Development                     |
                     |      ------------------------------------------|
                     |  Vice President Transmission                   |
                      ------------------------------------------------|
                           |Transmission Operations                   |
                           |------------------------------------------|
                           |Transmission Policy                       |
                           |------------------------------------------|
                           |Transmission Business Services            |
                           |------------------------------------------|
                           |Transmission Asset Development            |
                            ------------------------------------------
-----------------------------------------------------------------------------

                                                                             37
                       ANNUAL REPORT OF GPU SERVICE, INC.


                      For the Year Ended December 31, 2001



                              METHODS OF ALLOCATION

------------------------------------------------------------------------------


  1.  Multiple Factor:
      ---------------

      The average of the following three factors:

      A. Gross Distribution Plant at Year-End
      B. Energy Sales (MWH) to Ultimate Customers
      C. O & M Expense, Excluding Purchased Power

  2.  Three (3) Factor:
      ----------------

      Multiple   factor  billed  to  Jersey   Central  Power  &  Light  Company,
      Pennsylvania Electric Company, and Metropolitan Edison Company.

  3.  Direct Payroll Cost Ratio Factor:
      --------------------------------

      This factor is based on the amount of payroll and payroll overheads directly charged to individual GPU System Companies as a percent of the total payroll and payroll overheads charged to all GPU System Companies including non-utility subsidiaries.



  Each cost center is assigned one of the above factors for allocating indirect costs to groups of associated companies. The allocation factor is based upon each cost center's type of work and is reviewed annually.



------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001


          ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

------------------------------------------------------------------------------


                                      NONE

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001

------------------------------------------------------------------------------

                              VENTURE DISCLOSURES

------------------------------------------------------------------------------

          LICENSING OF COMPUTER PROGRAMS TO NON-ASSOCIATE COMPANIES
       ----------------------------------------------------------------

     Pursuant to the provisions  contained in Securities and Exchange Commission
(SEC) Order dated August 29, 1990 for SEC File No. 70-7675, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 1999 for activities related to the licensing of computer programs to non-associated companies.

                     LEASING OF RESERVE COMPUTER CAPACITY
                     ------------------------------------

     Pursuant to the provisions contained in SEC Order dated November 27, 1991 for SEC File No. 70-7841, GPU Service, Inc. received revenues during 1999 from Consumers Water Company, a non-associated company, for reserve computer capacity. These revenues are shown separately on page 22 of this report.

           LICENSING OF AUTOMATED MATERIALS MANAGEMENT SYSTEM (AMMS)
        --------------------------------------------------------------
                 COMPUTER PROGRAMS TO NON-ASSOCIATE COMPANIES
             ----------------------------------------------------

     Pursuant to the provisions contained in SEC Order dated December 3, 1991 for SEC File No. 70-7871, GPU Service, Inc. did not receive AMMS licensing revenues during 1999.

                     SERVICES TO NON-AFFILIATED UTILITIES
                     ------------------------------------

     Pursuant to the provisions contained in SEC Order dated November 5, 1996 for SEC File No. 70-8805, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 1999 for activities related to the provision of services to non-affiliated utilities.

                        ENTRY INTO NON-UTILITY BUSINESS
                        -------------------------------

     Pursuant to the provisions contained in SEC Order dated August 16, 1996 for SEC File No. 70-8817, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 1999 for activities related to the entry into non-utility business.

                       ANNUAL REPORT OF GPU SERVICE, INC.

                      For the Year Ended December 31, 2001



                                SIGNATURE CLAUSE

             Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned Company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                   GPU SERVICE, INC.
                        ----------------------------------------
                               (Name of Reporting Company)

                        By: /s/ P. R. Chatman
                           ----------------------------------------
                            (Signature of Signing Officer)

                        P. R. Chatman, Assistant Controller
                        -------------------------------------------
                        (Printed Name and Title of Signing Officer)


        Date:  April 28, 2002